Exhibit 99.4

July 9, 2015

Dear Valued Supplier/Partner:

The Board of Directors of Coast has approved an agreement that provides for the acquisition of Coast by LKQ Corporation (Nasdaq: LKQ), which operates the businesses of Keystone Automotive Operations, NTP and Stag. The combination of Coast and NTP/Stag will bring together two leading companies in the RV space that are committed to delivering greater value to customers and suppliers while remaining focused on growing our combined businesses. By integrating the best of both companies the combination will take advantage of the industry leading processes that have been established and honed independently.

This business combination is expected to close during the third quarter of this year.

Here are a few key highlights about the pending merger:

•	We remain committed to our suppliers and to our industry.

•	We expect no disruptions to our day-to-day operations during the transition period.

•	Coast’s drive for excellence will remain the same.

I continue to be very proud of the work we have accomplished together to meet the needs of our collective end-customers. We’ve built on our strengths, and have a very positive outlook for the future, as well as in our industry’s growth and evolution.

Rest assured that we will not be sharing any competitive information with NTP/Stag between now and the closing of the business combination. Also, we are not planning any changes to your existing contacts at Coast, and we do not expect to make any changes to how you will receive orders or how you will fulfill and get paid for those orders, at least until the business combination is consummated. However, if any changes do occur, we will inform you of those changes promptly and we appreciate your support as we move forward.

We look forward to working with you to bring the extensive benefits of this combination to life. If you have questions, please call your primary contact at Coast and, of course, please feel free to call me.

Sincerely,

To complete the business combination described in this communication, a subsidiary of LKQ Corporation (“LKQ”) will make a tender offer for all outstanding shares of The Coast Distribution System, Inc. (“Coast”). The tender offer has not yet commenced. This communication is not an offer to buy or a solicitation of an offer to sell shares of Coast. At the time the tender offer is commenced, LKQ will cause a tender offer statement on Schedule TO to be filed with the U.S. Securities and Exchange Commission (the “SEC”) and Coast will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement will include the offer to purchase, letter of transmittal and other related materials, and the solicitation/recommendation statement will contain important information about the tender offer. Stockholders of Coast are advised to read those documents carefully when they become available before making any decision to tender their shares. Stockholders will be able to obtain copies of these documents (when they become available), as well as other tender offer documents filed by LKQ or Coast with the SEC, free of charge at the website of the SEC, located at www.sec.gov.

Statements included in this communication that are not a description of historical facts are forward-looking statements. Such statements are based on the current beliefs and expectations of Coast and are qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Actual future results may differ materially from such current expectations due to the risks and uncertainties inherent in its business, including the risks detailed under “Risk Factors” and elsewhere in Coast’s public periodic filings with the SEC, as well as the tender offer statement, the solicitation/recommendation statement and the other related materials to be filed with the SEC in connection with the planned tender offer. All forward-looking statements are qualified in their entirety by this cautionary statement and Coast undertakes no obligation to revise or update this communication to reflect events or circumstances after the date hereof, except as required by law.